Exhibit 99.1

ITT EDUCATIONAL SERVICES, INC. APPOINTS

KEVIN M. MODANY AS PRESIDENT AND

CHIEF OPERATING OFFICER

CARMEL, IN, April 26, 2005--The ITT Educational Services, Inc. (NYSE:ESI) Board of Directors announced today that Kevin M. Modany has been unanimously elected President and Chief Operating Officer. In this role, Mr. Modany, will report directly to Rene R. Champagne, Chairman and Chief Executive Officer, and will be responsible for the day-to-day operations of the company. Prior to his appointment as President and Chief Operating Officer, Mr. Modany served as the Senior Vice President and Chief Financial Officer of ITT Educational Services, and he will continue to serve as Chief Financial Officer until a replacement is hired.

Champagne, said, "After conducting a long and comprehensive search, comparing both internal and external candidates against our criteria for President and Chief Operating Officer of ITT Educational Services, I am very pleased to announce the Board of Directors' decision to select Kevin Modany. Kevin has made substantial contributions toward ITT/ESI's strong performance since he joined the company in June 2002. He has developed extensive knowledge of the operations of our firm and the postsecondary education community during that time. Kevin has been performing most of the duties of the chief operating officer for the past nine months, and he has very effectively demonstrated his operational and leadership skills."

Modany said, "I am honored to be entrusted with the responsibility of President and Chief Operating Officer and the opportunity to work closely with our very talented and dedicated faculty and staff as we strive to make the ITT Technical Institute system an ideal place to work and learn. I take great pride in the quality education and services we offer to our students. I am excited for the opportunity to implement our growth initiatives that are designed to increase shareholder value."

ITT Educational Services, Inc. is a leading provider of technology-oriented postsecondary degree programs. The company operates 78 ITT Technical Institutes in 31 states with a total student enrollment of approximately 40,000. The ITT/ESI education system offers programs at the associate, bachelor and master degree levels in five schools of study: information technology, electronics engineering technology, drafting and design, business and criminal justice. Programs of study are delivered in resident, online and through a combination of residence and online delivery.